A special meeting of the fund's shareholders was held on June 18, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	18,109,270,380.55	94.100
Withheld	1,135,516,161.25	5.900
TOTAL	19,244,786,541.80	100.000
Dennis J. Dirks
Affirmative	18,183,535,716.39	94.486
Withheld	1,061,250,825.41	5.514
TOTAL	19,244,786,541.80	100.000
Edward C. Johnson 3d
Affirmative	18,063,070,640.34	93.860
Withheld	1,181,715,901.46	6.140
TOTAL	19,244,786,541.80	100.000
Alan J. Lacy
Affirmative	18,160,195,009.17	94.364
Withheld	1,084,591,532.63	5.636
TOTAL	19,244,786,541.80	100.000
Ned C. Lautenbach
Affirmative	18,154,661,764.90	94.335
Withheld	1,090,124,776.90	5.665
TOTAL	19,244,786,541.80	100.000
Joseph Mauriello
Affirmative	18,168,495,175.00	94.407
Withheld	1,076,291,366.80	5.593
TOTAL	19,244,786,541.80	100.000
Cornelia M. Small
Affirmative	18,169,961,949.99	94.415
Withheld	1,074,824,591.81	5.585
TOTAL	19,244,786,541.80	100.000
William S. Stavropoulos
Affirmative	18,102,055,299.02	94.062
Withheld	1,142,731,242.78	5.938
TOTAL	19,244,786,541.80	100.000
David M. Thomas
Affirmative	18,181,282,476.48	94.474
Withheld	1,063,504,065.32	5.526
TOTAL	19,244,786,541.80	100.000
Michael E. Wiley
Affirmative	18,158,086,685.68	94.353
Withheld	1,086,699,856.12	5.647
TOTAL	19,244,786,541.80	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	13,514,327,490.91	70.223
Against	4,025,294,334.94	20.917
Abstain	1,005,410,465.12	5.224
Broker Non-Votes	699,754,250.83	3.636
TOTAL	19,244,786,541.80	100.000
PROPOSAL 4

For Fidelity Magellan Fund, a shareholder proposal concerning "oversight procedures to screen out investments in companies that, in the judgment of the Board, substantially contribute to genocide, patterns of extraordinary and egregious violations of human rights, or crimes against humanity."

	# of Votes	% of Votes
Affirmative	5,419,708,682.11	28.162
Against	11,968,157,955.66	62.189
Abstain	1,157,165,653.20	6.013
Broker Non-Votes	699,754,250.83	3.636
TOTAL	19,244,786,541.80	100.000

A Denotes trust-wide proposal and voting results.